August 18, 1998

ADM TRONICS UNLIMITED, INC.
AA NORTHVALE MEDICAL ASSOCIATES, INC.
224-S Pegasus Avenue
Northvale, NJ 07647

           Re: Asset Purchase Agreement dated as of May 27, 1998 among Electropharmacology, Inc., ADM Tronics Unlimited, Inc. and AA Northvale Medical Associates, Inc. (the "Agreement")

Dear Andre:

           This letter is to set forth our agreements concerning the amendment of the Agreement. Terms used in this letter shall have the same meaning ascribed to them in the Agreement. We have agreed to amend the Agreement as follows:

1.         Seller hereby waives the condition to Closing set forth in Section
           6.1(e).

2.         Purchaser and ADM hereby waive the condition to Closing set forth in
           Section 6.2(a) solely to the extent that EPi has not received confirmation from the filing authorities that 14 of the termination statements of the UCC liens in connection with the bridge financing described in Schedule 2.7 of the Agreement delivered to said authorities for filing on August 12, 1998 have been accepted for filing: Notwithstanding the foregoing, EPi hereby represents and warrants that the instruments giving rise to the security interests have been satisfied and termination statements were properly executed and delivered to the appropriate authorities for filing on August 12, 1998. Epi agrees to use its best efforts to obtain confirmation as soon as reasonably practicable after the Closing that said termination statements have been filed.

3. ADM agrees to file the Registration Statement with the SEC as soon as possible, and in no event later than September 4, 1998.

4.         Seller waives its right to terminate the Agreement pursuant to
           Section 8.1(ii) and Purchaser and ADM each waives its right to terminate the Agreement pursuant to Section 8.2(ii). Seller, Purchaser and ADM agree that the Seller Legal Opinion and the Purchaser Legal Opinion shall be in the form of Exhibit A and Exhibit B, respectively.

5. Subject to satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2 of the Agreement (other than those conditions waived pursuant to this letter) and the right to terminate the Agreement pursuant to Article 8 of the Agreement (other than those rights waived pursuant to this letter), the Closing shall take place on the date designated by Seller upon two (2) days' telephone notice to ADM.

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6.        In Section 6.2(e) of the Agreement, the words "provides Purchaser and
          ADM with an opinion of counsel, reasonably acceptable to Purchaser, that such shareholder approval is not required" shall be replaced with the words "notifies Purchaser and ADM in writing that such shareholder approval is not required".

7. In Section 1.6(e) of the Agreement, the words "the Chief Executive Officer of ADM" shall be replaced with the words "Andre DeMino".

8. In Sections 8.1 and 8.2 of the Agreement, the date "September 30, 1998" shall be replaced with the date "December 31, 1998".

9. ADM has duly requested and tendered payment for a good standing certificate from the Secretary of the State of Delware and will furnish to Epi said certificate upon receipt.

10. Section 1.10 of the Agreement is amended to replace subsection (a) with the following: "a) ADM's written instructions to its transfer agent to issue immediately and no later than August 21, 1998, the Shares registered as provided in section 1.5(a)(i)."

11. Except as set forth in this letter, the Agreement shall remain in full force and effect.

             If you agree that the forgoing sets forth our amendments to the Agreement, please so indicate by signing a copy of this letter in the space provided below and returning it to the undersigned.

                                Sincerely,

                                Electropharmacology, Inc.

                                By:     /s/ Arup Sen
                                   ---------------------------------


Agreed to and accepted ADM TRONICS UNLIMITED, INC.

By:  ____/s/ Andre Di Mino _______

AA NORTHVALE MEDICAL ASSOCIATES, INC.

By:  ___/s/ Andre Di Mino ________


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